Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh
425/453-9400

Esterline Finalizes Acquisition of Weston Aerospace; Expands Esterline's Position in High-End Aerospace Sensors

      BELLEVUE, Wash., June 11, 2003 - Esterline Technologies today announced that it has finalized the acquisition of UK-based Weston Group from The Roxboro Group Plc. The transaction, originally announced May 22, significantly enhances Esterline's position in high-end aerospace sensors, making it a market leader to the world's jet engine manufacturers, and boosting its Sensors & Systems segment sales by nearly 50%.

      The Weston Group consists of Weston Aerospace, Farnborough and Enfield, UK, Norwich Aero Products, Inc., Norwich, N.Y. and Pressure Systems Inc., Hampton, Va. The four operations produce annualized revenue of approximately $50 million and employ nearly 500 people. Weston is a leading supplier of high-end sensors for large thrust jet engines, complementing Esterline's leading position in similar sensors for medium thrust jet engines; both companies provide sensors for small jet engines.

      Robert W. Cremin, Esterline CEO, said, "...Weston is a first-class operation and a perfect fit with our long-standing and growing position in high-end aerospace sensors. Sensor technology is a core strength for Esterline and a niche we have been actively consolidating for many years."

      The $88 million transaction closed today and was funded using a portion of the proceeds from the recently announced private placement of 7.75% senior subordinated notes.

      Esterline is a leading supplier of aircraft engine temperature and pressure sensors to continental European customers including CFM International, a Snecma/GE joint venture that produces the engine family used on all Boeing 737s and more than 40% of all Airbus planes. Weston is the leading supplier of temperature, fuel density and speed sensors to Rolls Royce in the UK. In addition, both Esterline and Weston have a growing presence in North America. Cremin said that he expects the "... combination of the two companies will strengthen our position in all of these venues, especially when the industry begins to pick up."

      With the acquisition, Esterline employs nearly 5,000 people worldwide, with revenues from continuing operations now running at an annualized rate of nearly $600 million. Approximately 40% of revenues are from military related markets; 40% from commercial aerospace activity; and 20% from industrial applications of its technologies.

      This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the current intent and expectations of the management of Esterline, are not guarantees of future performance, and involve risks and uncertainties that are difficult to predict. Esterline's actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to changes in aerospace/defense industry demand or because of current uncertainties associated with telecommunications and computer markets and other risks detailed in the company's public filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K for the year ended October 25, 2002.